Exhibit 99.2

The following pages provide the Consolidated Audited Balance Sheets as of December 31, 2013 and 2012, the Consolidated Audited Income Statements, Statements of Comprehensive Income, Statements of Stockholders' Equity and Statements of Cash Flows for the years ended December 2013, 2012, and 2011, and the related notes, as filed by OpenTable, Inc. with the Securities and Exchange Commission on their 2013 Annual Report on Form 10-K on February 21, 2014.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
OpenTable, Inc.
San Francisco, California
We have audited the accompanying consolidated balance sheets of OpenTable, Inc. and subsidiaries (collectively the "Company") as of December 31, 2013 and 2012, and the related consolidated income statements, statements of stockholders' equity, statements of comprehensive income, and of cash flows for each of the three years in the period ended December 31, 2013. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 21, 2014

OPENTABLE, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2013	2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100,283,000	$102,772,000
Short-term investments	14,263,000	733,000
Accounts receivable, net of allowance for doubtful accounts of $1,532,000, and $1,551,000 at December 31, 2013 and 2012	25,359,000	22,015,000
Prepaid expenses and other current assets	4,659,000	2,924,000
Deferred tax asset	17,861,000	14,353,000
Total current assets	162,425,000	142,797,000
Property, equipment and software, net	30,972,000	21,271,000
Goodwill	79,271,000	46,304,000
Intangible assets	23,376,000	15,226,000
Deferred tax asset	14,092,000	10,628,000
Other assets	835,000	1,021,000
TOTAL ASSETS	$310,971,000	$237,247,000
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,156,000	$2,985,000
Accrued expenses	8,676,000	10,862,000
Accrued compensation	4,692,000	5,167,000
Deferred revenue	1,556,000	1,563,000
Deferred tax liabilities	—	107,000
Dining rewards payable	37,509,000	27,611,000
Total current liabilities	57,589,000	48,295,000
Deferred revenue—non-current	1,894,000	2,054,000
Deferred tax liabilities	2,508,000	3,268,000
Income tax liabilities	15,597,000	15,639,000
Other long-term liabilities	3,121,000	76,000
Total liabilities	80,709,000	69,332,000
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $0.0001 par value—100,000,000 shares authorized; 25,300,522 and 24,419,627 shares issued, 23,376,047 and 22,898,107 shares outstanding at December 31, 2013 and 2012	3,000	2,000
Additional paid-in capital	263,697,000	211,408,000
Treasury stock, at cost (1,924,475 and 1,521,520 shares at December 31, 2013 and 2012)	(74,247,000)	(50,685,000)
Accumulated other comprehensive income	1,095,000	861,000
Retained earnings	39,714,000	6,329,000
Total stockholders' equity	230,262,000	167,915,000
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$310,971,000	$237,247,000
See notes to consolidated financial statements.

OPENTABLE, INC.
CONSOLIDATED INCOME STATEMENTS

	Year Ended December 31,
	2013	2012	2011
REVENUES	$190,050,000	$161,632,000	$139,518,000
COSTS AND EXPENSES:
Operations and support	48,185,000	41,908,000	39,350,000
Sales and marketing	41,926,000	34,531,000	28,697,000
Technology	20,089,000	14,564,000	14,691,000
General and administrative	33,421,000	34,080,000	24,157,000
Total costs and expenses	143,621,000	125,083,000	106,895,000
Income from operations	46,429,000	36,549,000	32,623,000
Other income, net	(10,000)	99,000	98,000
Income before taxes	46,419,000	36,648,000	32,721,000
Income tax expense	13,034,000	12,676,000	11,167,000
NET INCOME	$33,385,000	$23,972,000	$21,554,000
Net income per share (Note 2):
Basic	$1.45	$1.06	$0.92
Diluted	$1.39	$1.03	$0.88
Weighted average shares outstanding:
Basic	23,042,000	22,639,000	23,525,000
Diluted	23,974,000	23,249,000	24,436,000

See notes to consolidated financial statements.

OPENTABLE, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2013	2012	2011
Net Income	$33,385,000	$23,972,000	$21,554,000
Foreign currency translation gain (loss)	234,000	2,498,000	(331,000)
Unrealized gain (loss) on investments	—	(3,000)	2,000
Other comprehensive gain (loss)	234,000	2,495,000	(329,000)
COMPREHENSIVE INCOME	$33,619,000	$26,467,000	$21,225,000

See notes to consolidated financial statements.

OPENTABLE, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock			Treasury Stock		Accumulated Other Comprehensive Income/(Loss)	Retained Earnings
			Additional Paid-in Capital
	Shares	Amount		Shares	Amount			Total
Balance at January 1, 2011	23,297,518	$2,000	$143,292,000	210,247	$(647,000)	$(1,305,000)	$(39,197,000)	$102,145,000
Issuance of common stock upon exercise of employee stock options	501,639		5,981,000					5,981,000
Tax benefit from disqualifying dispositions			11,098,000					11,098,000
Share repurchase program	(1,089,300)			1,089,300	(41,316,000)			(41,316,000)
Stock-based compensation expense			11,094,000					11,094,000
Other comprehensive gain (loss)						(329,000)		(329,000)
Net income							21,554,000	21,554,000
Balance at December 31, 2011	22,709,857	2,000	171,465,000	1,299,547	(41,963,000)	(1,634,000)	(17,643,000)	110,227,000
Issuance of common stock upon exercise of employee stock options	410,223		7,014,000					7,014,000
Tax benefit from disqualifying dispositions			11,448,000					11,448,000
Share repurchase program	(221,973)			221,973	(8,722,000)			(8,722,000)
Stock-based compensation expense			21,481,000					21,481,000
Other comprehensive gain (loss)						2,495,000		2,495,000
Net income							23,972,000	23,972,000
Balance at December 31, 2012	22,898,107	2,000	211,408,000	1,521,520	(50,685,000)	861,000	6,329,000	167,915,000
Issuance of common stock upon exercise of employee stock options	758,986	1,000	19,076,000					19,077,000
Issuance of common stock in connection with acquisition	121,909		8,224,000					8,224,000
Tax benefit from disqualifying dispositions			6,764,000					6,764,000
Share repurchase program	(402,955)			402,955	(23,562,000)			(23,562,000)
Stock-based compensation expense			18,225,000					18,225,000
Other comprehensive gain (loss)						234,000		234,000
Net income							33,385,000	33,385,000
Balance at December 31, 2013	23,376,047	$3,000	$263,697,000	1,924,475	$(74,247,000)	$1,095,000	$39,714,000	$230,262,000

See notes to consolidated financial statements.

OPENTABLE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2013	2012	2011
OPERATING ACTIVITIES:
Net income	$33,385,000	$23,972,000	$21,554,000
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,361,000	9,110,000	8,047,000
Amortization of intangibles	4,847,000	3,638,000	3,958,000
Provision for doubtful accounts	2,627,000	2,666,000	2,113,000
Stock-based compensation	16,787,000	20,646,000	10,729,000
Write-off of property, equipment and software	631,000	378,000	972,000
Deferred taxes	(7,055,000)	(8,106,000)	(3,284,000)
Excess tax benefit related to stock-based compensation	(6,764,000)	(11,448,000)	(11,098,000)
Change in contingent liability	—	(21,000)	(1,392,000)
Changes in operating assets and liabilities (net of effect of acquisitions):
Accounts receivable	(8,024,000)	(5,774,000)	(7,657,000)
Prepaid expenses and other current assets	(2,425,000)	(386,000)	(51,000)
Accounts payable and accrued expenses	8,348,000	18,023,000	10,304,000
Accrued compensation	(481,000)	655,000	312,000
Deferred revenue	(134,000)	(393,000)	(639,000)
Long-term liabilities	2,042,000	1,535,000	2,779,000
Dining rewards payable	9,864,000	6,774,000	5,424,000
Net cash provided by operating activities	66,009,000	61,269,000	42,071,000
INVESTING ACTIVITIES:
Purchases of property, equipment and software	(20,753,000)	(13,438,000)	(9,584,000)
Purchases of investments	(17,879,000)	(10,315,000)	(31,959,000)
Sales of investments	—	17,317,000	10,011,000
Maturities of investments	4,126,000	5,595,000	17,425,000
Acquisition of businesses, net of cash acquired	(35,594,000)	(4,000,000)	—
Change in restricted cash	—	—	176,000
Net cash used in investing activities	(70,100,000)	(4,841,000)	(13,931,000)
FINANCING ACTIVITIES:
Excess tax benefit related to stock-based compensation	6,764,000	11,448,000	11,098,000
Proceeds from issuance of common stock upon exercise of employee stock options	19,076,000	7,014,000	5,437,000
Repurchases of common stock	(23,562,000)	(8,722,000)	(41,316,000)
Net cash provided by (used in) financing activities	2,278,000	9,740,000	(24,781,000)
EFFECT OF EXCHANGE RATES ON CASH	(676,000)	85,000	(284,000)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(2,489,000)	66,253,000	3,075,000
CASH AND CASH EQUIVALENTS—Beginning of year	102,772,000	36,519,000	33,444,000
CASH AND CASH EQUIVALENTS—End of year	$100,283,000	$102,772,000	$36,519,000
SUPPLEMENTAL DISCLOSURE OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes	$23,200,000	$1,333,000	$611,000
Cash paid for interest expense	$103,000	$—	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH OPERATING ACTIVITIES:
Contingent liability recorded in other long-term liabilities	$—	$—	$21,000
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment recorded in accounts payable	$1,667,000	$1,146,000	$958,000
Issuance of common stock in connection with acquisition of a business	$8,224,000	$—	$—
Vesting of early exercised stock options	$—	$1,000	$544,000
  See notes to consolidated financial statements.

OPENTABLE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

1. Organization and Description of Business
OpenTable, Inc. (together with its subsidiaries, "OpenTable" or the "Company"), was incorporated on October 13, 1998, and is a Delaware corporation. The Company provides solutions that form an online network connecting reservation-taking restaurants and people who dine at those restaurants. For restaurant customers, the Company provides a proprietary Electronic Reservation Book ("ERB"), and Connect. The ERB combines proprietary software and computer hardware to deliver a solution that computerizes restaurant host-stand operations and replaces traditional pen-and-paper reservation books. The ERB streamlines and enhances a number of business-critical functions and processes for restaurants, including reservation management, table management, guest recognition and email marketing. For restaurants that do not require the operational benefits of the ERB, OpenTable offers Connect, a web-based solution that enables participating restaurants to receive reservations from OpenTable's websites and mobile applications ("apps") as well as the websites and mobile apps of OpenTable's partners and restaurant customers. For diners, the Company operates popular restaurant reservation websites and mobile apps. OpenTable's websites and mobile apps enable diners to find, choose and book tables at restaurants on the OpenTable network, overcoming the inefficiencies associated with the traditional process of reserving by phone.
Certain Significant Risks and Uncertainties
The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company in terms of its future financial position, results of operations or cash flows: the ability to maintain an adequate rate of growth; the impact of the current economic climate on its business; the ability to effectively manage its growth; the ability to attract new restaurant customers; the ability to increase the number of visitors to its websites and convert those visitors into diners; and the ability to retain existing restaurant customers and diners and encourage repeat reservations.

2. Summary of Significant Accounting Policies
Principles of Consolidation
These consolidated financial statements include the accounts of OpenTable, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States of America ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.
Foreign Currency Translation
The Company's operations are conducted in various countries around the world and the financial statements of its foreign subsidiaries are reported in the applicable foreign currencies (functional currencies). Financial information is translated from the applicable functional currency to the U.S. dollar (the reporting currency) for inclusion in the Company's consolidated financial statements. Income, expenses and cash flows are translated at average exchange rates prevailing during the fiscal period, and assets and liabilities are translated at fiscal period-end exchange rates. Resulting translation adjustments are included as a component of accumulated other comprehensive income (loss) in stockholders' equity. Foreign exchange transaction gains and losses are included in Other Income, net in the accompanying consolidated income statements.
Cash and Cash Equivalents
The Company considers all highly liquid short-term investments with original maturities of three months or less at the time of purchase to be cash equivalents. At December 31, 2013 and 2012, cash and cash equivalents consist of cash, money market accounts, certificates of deposit and U.S. government agency securities.

2. Summary of Significant Accounting Policies (Continued)
Short-term Investments
Short-term investments consist mainly of U.S. government agency securities and certificates of deposit. The Company classifies its investments as available-for-sale securities. The Company has classified all available for sale securities with readily available markets as short term, even though the stated maturity may be one year or more beyond the current balance sheet date, because of the intent and ability to sell those securities as necessary, prior to maturity to meet liquidity needs. Available-for-sale securities are carried at fair value with unrealized gains and losses reported as a component of accumulated other comprehensive income (loss) in stockholders' equity. For the twelve month periods ended December 31, 2013, 2012, and 2011, realized and unrealized gains and losses on investments were not material and no impairment charges were recognized. An impairment charge is recorded in the consolidated income statements for declines in fair value below the cost of an individual investment that are deemed to be other than temporary. Management judges whether a decline in value is temporary based on available information, including the length of time that the fair market value has been below cost combined with the severity of the decline.
If a debt security in an unrealized loss position is deemed to be other-than-temporary, the difference between the security's then-current amortized cost basis and fair value is separated into (i) the amount of the impairment related to the credit loss (i.e., the credit loss component) and (ii) the amount of the impairment related to all other factors (i.e., the non-credit loss component). The credit loss component is recognized in earnings. The non-credit loss component would be recognized in accumulated other comprehensive loss.
Fair Value
The Company records its financial assets and liabilities at fair value. The accounting standard for fair value provides a framework for measuring fair value, and defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants at the reporting date. The accounting standard establishes a three-tier hierarchy, which prioritizes the inputs used in the valuation methodologies in measuring fair value:

•
Level 1—Quoted prices in active markets for identical assets or liabilities. The Company considers a market to be active when transactions for the asset occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

•
Level 2—Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. The valuation of Level 3 investments requires the use of significant management judgments or estimation.

Concentrations of Credit Risk
Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, short-term investments and accounts receivable. The Company places its cash and cash equivalents, short-term investments and restricted cash with major financial institutions throughout the world, which management assesses to be of high credit quality, in order to limit the exposure of each investment.
Credit risk with respect to accounts receivable is dispersed due to the large number of customers. In addition, the Company's credit risk is mitigated by the relatively short collection period. Collateral is not required for accounts receivable. The Company maintains an allowance for doubtful accounts receivable balances. The allowance is based upon historical loss patterns, the number of days that billings are past due and an evaluation of the potential risk of loss associated with problem accounts. Accounts receivable written-off against the allowance for doubtful accounts were $2,644,000, $2,430,000 and $2,058,000 for the years ended December 31, 2013, 2012 and 2011, respectively.
Property, Equipment and Software, net
Property, equipment and software, net is stated at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which is four years for restaurant hardware and three years for all other asset categories except leasehold improvement, which are amortized over the shorter of the lease term or expected useful life of the improvements.

2. Summary of Significant Accounting Policies (Continued)
Goodwill and Intangible Assets
The Company accounts for goodwill and intangible assets in accordance with Accounting Standards Codification ("ASC") Topic 350 Intangibles—Goodwill and Other ("Topic 350"). Goodwill and intangible assets with indefinite lives are not amortized but are tested for impairment on an annual or whenever events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable. Intangible assets with finite useful lives are amortized using the straight-line method over their useful lives and are reviewed for impairment in accordance with Topic 350.
Website and Internal-Use Software Development Costs
Costs related to website and internal-use software development are accounted for in accordance with ASC Topic 350-50—Intangibles—Website Development Costs. Such software is primarily related to the Company's websites and mobile apps, including support systems. The Company begins to capitalize its costs to develop software when preliminary development efforts are successfully completed, management has authorized and committed project funding, and it is probable that the project will be completed and the software will be used as intended. Costs incurred prior to meeting these criteria are expensed as incurred and recorded within Technology expenses within the accompanying consolidated income statements. Capitalized costs are amortized on a straight-line basis over the estimated useful life of the related asset, generally estimated between two to three years. Costs incurred for enhancements that are expected to result in additional features or functionality are capitalized and amortized over the estimated useful life of the enhancements, generally between two and three years.
The Company capitalized $11,355,000, $7,253,000 and $3,426,000 (including $1,437,000, $835,000 and $366,000 of capitalized stock-based compensation expense) in website and internal-use software development costs during the years ended December 31, 2013, 2012 and 2011, respectively. Amortization expense totaled $5,535,000, $3,236,000 and $2,555,000 during the fiscal years ended December 31, 2013, 2012 and 2011, respectively. Such costs are recorded in operations and support within the accompanying consolidated income statements.
The Company follows the guidance in ASC Topic 985—Software in accounting for costs incurred in connection with development of the software contained in the ERB used by all restaurant customers. All costs incurred to establish the technological feasibility of a computer product to be sold, leased or otherwise marketed are expensed as incurred. Costs incurred subsequent to establishing technological feasibility and through general product release are capitalized and amortized over the estimated product life. The period between technological feasibility and general product release is generally short and the costs incurred during this stage are not material for the years ended December 31, 2013, 2012 and 2011 and are expensed as incurred in Technology expense.
Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of
The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There were no impairments of long-lived assets during the twelve months ended December 31, 2013, 2012 and 2011, respectively. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Revenue Recognition
Subscription revenues are recognized on a straight-line basis during the contractual period over which the service is delivered. Reservation revenues (or per-seated diner fees) are recognized on a transaction-by-transaction basis, as diners are seated by restaurant customers. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue or revenues, depending on whether the revenue recognition criteria have been met. Revenues are shown net of $19,973,000, $15,419,000 and $12,444,000 for the years ended December 31, 2013, 2012 and 2011, respectively, related to redeemable Dining Points issued to diners during the respective periods.
Revenue is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

2. Summary of Significant Accounting Policies (Continued)
Dining Point Loyalty Program
The Company provides a points-based loyalty program, "OpenTable Dining Rewards," to registered diners who book and honor reservations through the Company's websites and mobile apps. OpenTable Dining Rewards involves the issuance of "Dining Points" which can be accumulated and redeemed for "Dining Checks." When a diner accumulates a defined minimum number of points, he or she may redeem them for a Dining Check. Diners may present Dining Checks at any OpenTable restaurant and their bill is reduced by the check amount. If a diner does not make a seated reservation within any 12-month period, then his or her account is considered inactive and the accumulated Dining Points for the diner are reset to zero.
The Company recognizes the liability associated with Dining Points as contra-revenue in accordance with ASC Topic 605-50—Revenue Recognition—Customer Payments and Incentives.
The recorded contra-revenue is an estimate of the eventual cash outlay related to the issued Dining Points and is recorded at the time the points are earned by the diner (when the diner is "seated" by the restaurant). The Company estimates the contra-revenue for the issued Dining Points by analyzing the historical patterns of redemption and check-cashing activity.
Technology
In the consolidated income statements, technology expense includes employee compensation associated with the development of new technologies.
Operations and Support
In the consolidated income statements, operations and support expense includes employee compensation associated with the installation, support and maintenance of customers, as well as costs associated with restaurant equipment and connectivity, outsourced call center costs, referral payments and shipping costs associated with restaurant equipment. Operations and Support expenses also include amortization of intangibles, resulting from various acquisitions, and capitalized website and internal-use software development costs.
Advertising Expense
Advertising costs are expensed when incurred and are included in sales and marketing expense in the accompanying consolidated income statements. Advertising costs include online and offline marketing costs such as print media, e-mail marketing, pay per click, market research, printing, public relations and tradeshow expenses. The Company incurred $9,836,000, $2,910,000 and $3,578,000 of advertising costs during the fiscal years ended December 31, 2013, 2012 and 2011, respectively.
Stock-Based Compensation
The Company measures stock based awards at fair value and recognizes compensation expense for all share-based payment awards made to its employees and directors, including employee stock options and restricted stock units in accordance with ASC Topic 718 ("Topic 718")-Stock Compensation.
The Company estimates the fair value of stock options granted using the Black-Scholes valuation model. This model requires the Company to make estimates and assumptions including, among other things, estimates regarding the length of time an employee will retain vested stock options before exercising them, the estimated volatility of its common stock price and the number of options that will be forfeited prior to vesting. The fair value is then amortized using a graded vesting attribution method over the requisite service periods of the awards, which is generally the vesting period. Changes in these estimates and assumptions can materially affect the determination of the fair value of stock-based compensation and consequently, the related amount recognized in the consolidated income statements.
The cost of restricted stock units is determined using the fair value of the Company's common stock on the date of grant. Stock-based compensation expense is recognized using a graded vesting attribution method over the vesting period.

2. Summary of Significant Accounting Policies (Continued)
Net Income Per Share
The Company calculates net income per share in accordance with ASC Topic 260—Earnings per Share.
Non-vested performance-based awards are included in the diluted shares outstanding each period if established performance criteria have been met at the end of the respective periods. 97,600 shares were excluded from the dilutive shares outstanding for each of the years ended December 31, 2013, 2012 and 2011, respectively, as the performance criteria had not been met as of the respective dates. In June 2013, all remaining non-vested performance-based awards were cancelled. As such, no shares were included in the dilutive shares outstanding for the twelve months ended December 31, 2013.
Anti-dilutive shares in the amounts of 176,000, 1,482,000 and 150,000 were excluded from the dilutive shares outstanding for the years ended December 31, 2013, 2012 and 2011, respectively.
The following table sets forth the computation of basic and diluted net income per share for the periods indicated:

	Year Ended December 31,
	2013	2012	2011
Basic net income per common share calculation:
Net income	$33,385,000	$23,972,000	$21,554,000
Basic weighted average common shares outstanding	23,042,000	22,639,000	23,525,000
Basic net income per share	$1.45	$1.06	$0.92

Diluted net income per common share calculation:
Net income	$33,385,000	$23,972,000	$21,554,000
Weighted average shares used to compute basic net
income per share	23,042,000	22,639,000	23,525,000
Effect of potentially dilutive securities:
Unvested common shares subject to repurchase	—	—	14,000
Employee stock options	790,000	543,000	885,000
Employee stock awards	142,000	67,000	12,000
Weighted average shares used to compute diluted net
income per share	23,974,000	23,249,000	24,436,000
Diluted net income per share	$1.39	$1.03	$0.88
Comprehensive Income
In accordance with ASC Topic 220—Comprehensive Income, the Company reports by major components and as a single total, the change in its net assets during the period from non-owner sources. Comprehensive income consists of net income and accumulated other comprehensive income (loss), which includes certain changes in equity that are excluded from net income. Specifically, it includes cumulative foreign currency translation and the unrealized gain (loss) from investments.
Accumulated other comprehensive income of $1,095,000 and $861,000, as of December 31, 2013 and 2012, respectively, was comprised entirely of foreign currency translation gain.

2. Summary of Significant Accounting Policies (Continued)
Income Taxes
The Company records income taxes using the asset and liability method of accounting for income taxes in accordance with ASC Topic 740—Income Taxes ("Topic 740"). Under this method, income tax expense or benefit is recognized for the amount of taxes payable or refundable for the current year and for deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's consolidated financial statements or tax returns. The Company accounts for any income tax contingencies in accordance with Topic 740. The measurement of current and deferred tax assets and liabilities is based on provisions of currently enacted tax laws. The effects of any future changes in tax laws or rates have not been considered.
For the preparation of the Company's consolidated financial statements included herein, the Company estimates its income taxes and tax contingencies in each of the tax jurisdictions in which they operate prior to the completion and filing of its tax returns. This process involves estimating actual current tax expense together with assessing temporary differences resulting from differing treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in net deferred tax assets and liabilities. The Company must then assess the likelihood that the deferred tax assets will be realizable, and to the extent they believe that realizability is not likely, the Company must establish a valuation allowance. In assessing the need for any additional valuation allowance, the Company considers all the evidence available to us, both positive and negative, including historical levels of income, legislative developments, expectations and risks associated with estimates of future taxable income, and ongoing prudent and feasible tax planning strategies.
As of December 31, 2013, it was considered "more likely than not" that the Company's deferred tax assets would be realized, with the exception of certain foreign tax credit carryforwards and certain foreign net operating losses which did not meet the "more likely than not" realizability threshold. A valuation allowance of approximately $0.9 million as of December 31, 2013 will result in an income tax benefit if and when the Company concludes that it is more likely than not that the related deferred tax assets will be realized.
Recently Issued Accounting Standards
As of December 31, 2013, the Company believes that there are no recently issued accounting pronouncements not yet effective that will have an impact on the Company's consolidated financial statements.

3. Acquisitions
Acquisition of Treat Technologies
In August 2012, the Company acquired Treat Technologies, Inc. ("Treat"), a provider of the Treatful-branded online gift card solutions for restaurants, for a purchase price of approximately $4,000,000 in cash. The Company recorded $2,253,000 of goodwill and $1,800,000 of identifiable intangible assets in connection with the acquisition which was accounted for as a business combination. The Company has included the effects of the transaction within the results of operations prospectively from August 3, 2012, the date of acquisition. Pro forma financial information for this business combination has not been presented, as the effects were not material to the Company's historical consolidated financial statements.
Acquisition of Foodspotting
In February 2013, the Company acquired all of the outstanding shares of capital stock of Foodspotting, Inc., a provider of a mobile app for finding and sharing photos of food, for a purchase price of $10,100,000 in cash. The Company recorded $6,227,000 of goodwill and $4,300,000 of developed technology which is being amortized over two years. The Company has included the effects of the transaction within the results of operations prospectively from February 6, 2013, the date of acquisition. Pro forma financial information for this business combination has not been presented, as the effects were not material to the Company’s historical consolidated financial statements.
Acquisition of JustChalo
In June 2013, the Company acquired JustChalo Inc., a mobile technology company, for a purchase price of $11,000,000, of which $2,300,000 was paid in cash and the remainder through the issuance of 121,909 shares of common stock and an option to purchase 6,478 shares of common stock. The Company recorded $9,644,000 of goodwill and $1,200,000 of developed technology which is being amortized over two years. The Company has included the effects of the transaction within the results of operations prospectively from June 10, 2013, the date of acquisition. Pro forma financial information for this business combination has not been presented, as the effects were not material to the Company’s historical consolidated financial statements. In January 2014, as part of an escrow claim, 166 shares of common stock were cancelled.

3. Acquisitions (Continued)
Acquisition of Rezbook
In July 2013, the Company acquired certain assets and liabilities of the Rezbook business from Urbanspoon, an operating business of IAC/InterActiveCorp, for $12,000,000 in cash. Rezbook is a reservation management system for restaurants. The Company recorded $7,683,000 of goodwill in connection with this acquisition. Additionally, the Company recorded $3,000,000 in customer relationships and $1,400,000 of developed technology which are being amortized over five and two years, respectively. The Company has included the effects of the transaction within the results of operations prospectively from July 31, 2013, the date of acquisition. Pro forma financial information for this business combination has not been presented, as the effects were not material to the Company’s historical consolidated financial statements.

Acquisition of Quickcue
In December 2013, the Company acquired Quickcue, LLC, a provider of guest management systems for restaurants, for a purchase price of $11,500,000 in cash. The Company recorded $8,623,000 of goodwill and $2,900,000 of developed technology which is being amortized over two years. The Company has included the effects of the transaction within the results of operations prospectively from December 13, 2013, the date of acquisition. Pro forma financial information for this business combination has not been presented, as the effects were not material to the Company’s historical consolidated financial statements.

On a combined basis, the acquisitions in 2013 were considered immaterial, and no additional pro forma financial information is required.

4. Short-Term Investments and Fair Value Measurements
Short-term investments are summarized as follows:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Market Value
At December 31, 2013
U.S. government and agency securities	$11,145,000	$—	$—	$11,145,000
Certificates of deposit	3,118,000	—	—	3,118,000
Total	$14,263,000	$—	$—	$14,263,000

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Market Value
At December 31, 2012
Certificates of deposit	$733,000	—	—	733,000
Total	$733,000	$—	$—	$733,000
As of December 31, 2013, there were no investments that had maturity dates of greater than one year. As of December 31, 2012, certain investments with a total estimated fair value of $487,000 had original maturity dates of greater than one year but less than five years.
The Company classifies all investments as Level 2 assets.
The Company chose not to elect the fair value option as prescribed by ASC Topic 825—Financial Instruments for its financial assets and liabilities that had not been previously carried at fair value. Therefore, financial assets and liabilities not carried at fair value, such as accounts payable, are still reported at their carrying values.

5. Property, Equipment and Software
Property, equipment and software consists of the following:

	December 31,
	2013	2012
Restaurant hardware	$22,668,000	$21,237,000
Computer equipment	6,243,000	5,359,000
Software	4,287,000	3,289,000
Website and internal-use software development costs	21,413,000	11,693,000
Furniture and fixtures	1,028,000	474,000
Leasehold improvements	5,576,000	1,277,000
Total	61,215,000	43,329,000
Accumulated depreciation and amortization	(30,243,000)	(22,058,000)
Property, equipment and software, net	$30,972,000	$21,271,000

6. Goodwill and Intangible Assets
The following table summarizes the Company's goodwill activity by geographical reporting unit:

	North America	United Kingdom	Consolidated
Balance as of December 31, 2011	$4,561,000	$37,751,000	$42,312,000
Goodwill additions related to acquisitions	2,253,000	—	2,253,000
Foreign exchange rate adjustment	—	1,739,000	1,739,000
Balance as of December 31, 2012	6,814,000	39,490,000	46,304,000
Goodwill additions related to acquisitions	32,177,000	—	32,177,000
Foreign exchange rate adjustment	—	790,000	790,000
Total Goodwill as of December 31, 2013	$38,991,000	$40,280,000	$79,271,000
A summary of intangible assets as of December 31, 2013 and 2012 is as follows:

	December 31, 2013			December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Total	Gross Carrying Value	Accumulated Amortization	Total
Trademarks—finite life	$132,000	$(106,000)	$26,000	$132,000	$(77,000)	$55,000
Trademarks—indefinite life	12,540,000	—	12,540,000	12,294,000	—	12,294,000
Customer relationships	12,076,000	(9,140,000)	2,936,000	8,924,000	(7,164,000)	1,760,000
Developed technology	12,690,000	(4,816,000)	7,874,000	2,867,000	(1,750,000)	1,117,000
Total intangible assets	$37,438,000	$(14,062,000)	$23,376,000	$24,217,000	$(8,991,000)	$15,226,000
Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives which range from one to four years. Amortization of intangible assets was $4,847,000, $3,638,000 and $3,958,000 for the years ended December 31, 2013, 2012 and 2011, respectively. Based on the current amount of intangibles subject to amortization, estimated future annual amortization expense is as follows: 2014: $6,146,000; 2015: $3,140,000; 2016: $600,000; 2017: $600,000; 2018:

6. Goodwill and Intangible Assets (Continued)
$350,000. Intangible assets with indefinite lives are not amortized. Instead, they are reviewed for impairment annually, or whenever events or changes in circumstances indicate the carrying amount exceeds its fair value. The Company has defined its annual intangible impairment evaluation date as August 31, 2013 and determined that the carrying amount of the indefinite life intangible assets did not exceed the fair value. Additionally, there was no impairment of indefinite life intangible assets as of December 31, 2013 or 2012.
For the annual impairment analysis, goodwill is evaluated at the reporting unit level. The Company elected to skip the optional step of performing a qualitative review in both 2013 and 2012. Therefore, the evaluation for impairment was performed by comparing the reporting unit's carrying amount of goodwill to the fair value of the reporting unit. If the carrying amount exceeds the reporting unit fair value, then the second step of the impairment test is performed to determine the amount of the impairment loss. The Company has defined its annual goodwill impairment evaluation date as August 31. The Company performed its annual goodwill impairment evaluation as of August 31, 2013 and determined that the carrying amount of goodwill did not exceed the fair value of either reporting units. Additionally, there was no impairment of goodwill as of December 31, 2012 or 2013.

 7. Line of Credit
In January 2013, the Company entered into a credit agreement, which provides for a senior secured revolving credit facility of $50,000,000 to fund working capital and other general corporate needs and is available through January 2016. The credit agreement includes an unused line fee, the costs of which are recorded as interest expense. This credit agreement requires the Company to comply with various financial and non-financial covenants and precludes the payment of dividends to stockholders without the permission of the lender, subject to limited exceptions. No amounts were outstanding on this line of credit during the year ended or at December 31, 2013.

8. Commitments and Contingencies
Office Facility Leases
The Company leases its office facilities under operating lease agreements that expire at various dates through 2020. The terms of the lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period.
Rental expense, principally for leased office space under operating lease commitments, was $3,056,000, $1,952,000 and $1,877,000 for the years ended December 31, 2013, 2012 and 2011, respectively.
Aggregate Future Lease Commitments
The Company's minimum payments under non-cancelable operating leases for office space having initial terms in excess of one year are as follows at December 31, 2013:

Operating Leases
Year ending December 31:
2014	$2,326,000
2015	2,052,000
2016	1,995,000
2017	1,987,000
2018	2,004,000
Thereafter	2,741,000
Total minimum lease payments	$13,105,000

8. Commitments and Contingencies (Continued)
Litigation
The Company is subject to various legal proceedings and claims arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the Company's business, financial position, results of operations or cash flows.

9. Stockholders' Equity
Common Stock
At December 2013, there were 100,000,000 shares of common stock authorized, 25,300,522 shares issued and 23,376,047 shares outstanding. Holders of common stock are entitled to dividends if and when declared by the board of directors.
Treasury Stock
In November 2011, the Board of Directors authorized the Company to purchase up to $50,000,000 of its outstanding common stock. For the twelve months ended December 31, 2011, the Company repurchased 1,089,300 shares of common stock for $41.3 million. The Company completed the repurchase program on January 6, 2012, with the purchase of an additional 221,673 shares of common stock for $8.7 million.
In August 2012, the Board of Directors authorized the Company to purchase up to an additional $50,000,000 of its outstanding common stock. Under this repurchase program, 221,973 shares of common stock for $8.7 million were repurchased in the twelve months ended December 31, 2012. For the twelve months ended December 31, 2013, the Company repurchased 402,955 shares of common stock for $23.6 million under this repurchase program.
Common Stock Reserved For Future Issuance
At December 31, 2013, the Company has reserved the following shares of common stock for future issuances in connection with:

Stock options and restricted stock units outstanding	2,424,151
Shares available for future grants	1,362,743
Total	3,786,894

Stock Based Compensation
The Company applies the provisions of ASC Topic 718—Stock Compensation (Topic 718), which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value.
Under Topic 718, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.
The Company determined weighted average valuation assumptions as follows:

•
Volatility—The computation of expected volatility includes the historical and implied stock volatility of comparable companies from a representative peer group selected based on industry and market capitalization data, which has been weighted. The Company has increased and will continue to increase the weight of its own stock price volatility within the weighted average over time as sufficient trading history of its stock is established, with the intent of relying completely upon its own stock volatility in 2015.

•	Expected term—The expected term was estimated using the simplified method allowed under Topic 718.

•	Risk free rate—The risk free interest rate is based on the yields of U.S. Treasury securities with maturities similar to the expected term of the options for each option group.

9. Stockholders' Equity (Continued)

•
Forfeiture rate—The Company estimated the forfeiture rate based on its historical experience with forfeitures. The Company reviews the estimated forfeiture rates each period end and makes changes as factors affecting the forfeiture rate calculations and assumptions change.

•
Dividend yield—The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero.

The following summarizes the assumptions relating to the Company's stock options for the years ended December 31, 2013, 2012 and 2011, as required under Topic 718:

Year Ended December 31,
	2013	2012	2011
Dividend yield	—%	—%	—%
Volatility	47% - 54%	52% - 55%	53% - 55%
Risk free interest rate	1.03% - 1.71%	0.80% - 1.27%	0.79% - 2.67%
Expected term, in years	5.50 - 6.08	5.27 - 6.55	5.00 - 6.08
Under Topic 718, the Company recorded net stock-based compensation expense related to stock options of $12,285,000, $15,981,000 and $8,303,000 for the years ended December 31, 2013, 2012 and 2011, respectively.
Excess Tax Benefits
Topic 718 requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow. For the years ended December 31, 2013, 2012 and 2011, the Company recorded $6,764,000, $11,448,000 and $11,098,000, respectively, of excess tax benefits from stock-based compensation.
Stock Option Plans
Under the 2009 Equity Incentive Award Plan (the "2009 Plan"), which the Company adopted in 2009, as of December 31, 2013, there were 1,362,743 shares of common stock reserved for the issuance of restricted stock, restricted stock awards, restricted stock units, stock appreciation rights, performance awards, deferred stock, and options (incentive stock options ("ISOs") or nonstatutory stock options ("NSOs")) to eligible participants. The 2009 Plan provides that on the first day of each fiscal year the number of shares available for issuance shall increase by an amount equal to the lesser of 744,063 shares or 3% of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or a lesser amount as may be determined by the Board of Directors. Pursuant to this provision, in January 2014, the number of shares of common stock authorized for issuance under the 2009 Plan increased by an additional 701,281. Other than in the case of an option grant pursuant to the terms of the JustChalo acquisition agreement, to date, both ISOs and NSOs have been granted at a price per share not less than the fair market value at the date of grant. Options granted typically vest and become fully exercisable over periods ranging from one to four years. Options granted are generally exercisable for up to 10 years. The Company began granting restricted stock units ("RSUs") to its employees in November 2010. RSUs typically vest and become exercisable annually, based on a one to four year total vesting term.
In June 2011, the President and Chief Executive Officer ("CEO") resigned his position as CEO, and agreed to serve as the Executive Chairman of the Board of Directors ("Chairman"). Under the terms of the Company's amended and restated offer letter agreement with this executive in May 2011, a stock option for 214,000 shares, previously granted to this executive in January 2010, was modified, resulting in the cancellation of 171,200 unvested shares. The Company reversed $1.4 million in stock-based compensation expense that had previously been recorded on these shares. The remaining 42,800 shares were revalued as of the modification date and were scheduled to vest ratably over 24 months from the modification date. In December 2011, this same executive resigned his position as Chairman, and agreed to serve only in the capacity as a member of the Board of Directors. Under the terms of a letter agreement with this executive in December 2011, the above stock option grant was modified again, resulting in the cancellation of 32,100 unvested shares and a reversal of $1.2 million in stock-based compensation expense. The remaining 10,700 shares were revalued as of the second modification date, and $0.2 million of stock-based compensation expense was recognized in the fourth quarter of 2011 in conjunction with these shares being fully vested.

9. Stockholders' Equity (Continued)

Under the 1999 Stock Plan, which expired in May 2009, the Company granted 342,574 performance-based stock options to two executives. The first option was granted in November 2005 for 244,974 shares at an exercise price of $1.50 per share. The second option was granted in July 2006 for 97,600 shares at an exercise price of $1.50 per share. The grant-date fair value for the first option was $380,000. The fair value is to be amortized over the period during which management has estimated the performance metrics will be achieved. In the fourth quarter of 2011, the Company concluded that there was no expectation that the balance of the performance metrics would be earned and all previously booked expense on the unvested shares, in the amount of $88,000, was reversed. Additionally, the executive to whom this option was granted ceased working for the Company during the fourth quarter of 2011. As such, all unvested shares were cancelled and returned to the plan. The grant-date fair value for the second option was $255,000. The fair value is to be amortized over the period during which management has estimated the performance metrics will be achieved by. For the second option, there was no stock-based compensation expense recognized in the years ended December 31, 2013, 2012 and 2011, respectively. The executive to whom this option was granted ceased working for the Company during the second quarter of 2013. As such, all unvested shares were cancelled and returned to the plan. As of December 31, 2013, there are no outstanding shares pertaining to either performance-based option grant.

A summary of the Company's stock option activity follows:

	Options Outstanding
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (In Years)	Aggregate Intrinsic Value
Outstanding—January 1, 2011	2,433,361	$20.09
Granted (weighted average fair value of $39.70)	170,932	53.54
Exercised	(491,995)	11.06
Canceled or expired	(417,164)	18.62
Outstanding—December 31, 2011	1,695,134	$26.44
Granted (weighted average fair value of $19.72)	1,511,546	39.44
Exercised	(377,756)	18.57
Canceled or expired	(29,248)	51.80
Balance, December 31, 2012	2,799,676	$34.26
Granted (weighted average fair value of $30.56)	179,068	61.07
Exercised	(689,966)	27.65
Canceled or expired	(218,155)	34.74
Balance, December 31, 2013	2,070,623	$38.72	7.49	$84,245,000
Available for grant—December 31, 2013	1,362,743
Options vested and expected to vest as of December 31, 2013	2,042,004	$38.65	7.48	$83,227,000
Options Exercisable as of December 31, 2013	1,071,545	$34.57	6.71	$48,092,000
The Company has computed the aggregate intrinsic value amounts disclosed in the above table based on the difference between the original exercise price of the options and the fair value of the Company's common stock of $79.37 at December 31, 2013. The aggregate intrinsic value of awards exercised during the year ended December 31, 2013, 2012 and 2011 was $35,684,000, $11,421,000 and $13,813,000, respectively.

9. Stockholders' Equity (Continued)
The options outstanding and exercisable as of December 31, 2013 have been segregated into ranges for additional disclosure as follows:

	Options Outstanding			Options Vested and Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.62 - $24.97	408,337	4.97	$18.16	398,105	$18.24
$25.89 - $38.95	217,225	8.10	36.92	44,891	33.31
$39.01 - $39.01	992,394	8.01	39.01	405,230	39.01
$39.95 - $65.51	336,314	8.52	51.57	142,263	43.37
$65.95 - $80.70	112,605	7.85	74.43	77,308	77.55
$82.56 - $82.56	3,748	7.50	82.56	3,748	82.56
Total	2,070,623	7.49	$38.72	1,071,545	$34.57

As of December 31, 2013, total unrecognized compensation costs, adjusted for estimated forfeitures, related to non-vested stock options was $8,600,000, which is expected to be recognized over the next 0.95 years.
Restricted Stock Units
The Company began granting Restricted Stock Units ("RSUs") to its employees in November 2010. The cost of RSUs is determined using the fair value of the Company's common stock on the date of grant. RSUs typically vest and become exercisable annually, based on a one to four year total vesting term. Stock-based compensation expense is amortized using a graded vesting attribution method over the requisite service period.
Restricted Stock Unit Activity
A summary of the Company's RSU activity is as follows:

	Outstanding
		Weighted Average Remaining Contractual Term (In Years)
	Outstanding Number of Shares		Aggregate Intrinsic Value
Outstanding—January 1, 2011	21,210
Granted	178,065
Vested	(9,944)
Cancelled	(13,177)
Outstanding—December 31, 2011	176,154
Granted	144,616
Vested	(32,467)
Cancelled	(31,881)
Outstanding—December 31, 2012	256,422
Granted	226,181
Vested	(69,020)
Cancelled	(60,055)
Outstanding—December 31, 2013	353,528	1.64	$28,060,000
The Company recorded net stock-based compensation expense related to RSUs of $4,502,000, $4,665,000 and $2,426,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

9. Stockholders' Equity (Continued)
As of December 31, 2013, total unrecognized compensation costs, adjusted for estimated forfeitures, related to non-vested RSUs was $11,800,000, which is expected to be recognized over the next 1.64 years.

10. Other Income, Net
Other income, net, consists of the following:

	Year Ended December 31,
	2013	2012	2011
Interest income	$55,000	$71,000	$87,000
Interest expense	(103,000)	—	—
Foreign exchange transaction losses, net	(26,000)	(23,000)	(28,000)
Other non-operating income	64,000	51,000	39,000
Total	$(10,000)	$99,000	$98,000

11. Income Taxes
The Company accounts for income taxes under the asset and liability method provided by ASC Topic 740, Income Taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.
The Company's geographical breakdown of its income before provision for income taxes is as follows:

	Year Ended December 31,
	2013	2012	2011
Domestic	$45,554,000	$39,941,000	$37,708,000
Foreign	865,000	(3,293,000)	(4,987,000)
Income before income taxes	$46,419,000	$36,648,000	$32,721,000
The Company's provisions for income taxes are as follows:

	Year Ended December 31,
	2013	2012	2011
Current Tax Expense:
Federal	$19,731,000	$20,362,000	$15,149,000
State	1,836,000	1,589,000	1,056,000
Foreign	627,000	240,000	(26,000)
Total Current Tax Expense	22,194,000	22,191,000	16,179,000
Deferred Tax Expense:
Federal	(6,796,000)	(7,268,000)	(3,016,000)
State	(1,540,000)	(1,206,000)	(347,000)
Foreign	(824,000)	(1,041,000)	(1,649,000)
Total Deferred Tax Expense	(9,160,000)	(9,515,000)	(5,012,000)
Total Income Tax Expense	$13,034,000	$12,676,000	$11,167,000

11. Income Taxes (Continued)
The difference between the Company's effective rate and the federal statutory rate was as follows:

	Year Ended December 31,
	2013	2012	2011
Tax at federal statutory rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	2.7%	2.6%	2.8%
Foreign rate differential	(0.1)%	(1.3)%	0.3%
Stock-based compensation	1.0%	1.0%	3.5%
Disqualifying dispositions	(0.4)%	(0.4)%	(1.8)%
Research and development credits	(2.0)%	(0.5)%	(1.1)%
California enterprise zone tax credit	(0.4)%	(0.4)%	(0.5)%
Domestic manufacturing deduction	(4.1)%	(2.8)%	(3.5)%
Change in statutory tax rates	(0.7)%	(0.5)%	(1.2)%
Change in reserves due to lapse of statute	(3.0)%	—%	—%
Other	0.1%	1.9%	0.6%
Effective tax rate	28.1%	34.6%	34.1%

As of December 31, 2013 and 2012 the Company had net deferred tax assets before valuation allowance of approximately $30,366,000 and $22,811,000, respectively. Realization of the deferred tax assets is dependent upon future taxable income, if any, the amount and timing of which are uncertain. Management evaluates the recoverability of deferred tax assets and the amount of the valuation allowance required. The Company's valuation allowance decreased by approximately $284,000 and decreased by approximately $1,566,000 during the years ended December 31, 2013 and 2012, respectively.
The components of the Company's net deferred tax assets for federal and state income taxes at December 31 are as follows:

	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$4,281,000	$4,395,000
Deferred revenue	1,005,000	871,000
Dining rewards points	12,232,000	9,084,000
Accruals and reserves not currently deductible	16,257,000	13,365,000
Tax credits	1,659,000	760,000
Other	1,275,000	(3,000)
Total deferred tax assets	36,709,000	28,472,000
Deferred tax liabilities:
Basis difference in fixed assets	(4,459,000)	(4,283,000)
State taxes	(1,884,000)	(1,378,000)
Total deferred tax liabilities	(6,343,000)	(5,661,000)
Net deferred tax assets before valuation allowance	30,366,000	22,811,000
Valuation allowance	(921,000)	(1,205,000)
Net deferred tax asset	$29,445,000	$21,606,000
At December 31, 2013, the Company had federal, state and foreign net operating loss carryforwards of approximately $4,078,000, $7,695,000 and $4,064,000, respectively. If not utilized, the federal net operating loss carryforwards will expire in 2032, the state net operating loss carryforwards will begin to expire in 2015 and there is no expiration date on the aforementioned foreign net operating losses. As a result of Topic 718, Stock Compensation, the table of deferred tax assets and liabilities shown above does not include certain deferred tax assets as of December 31, 2013 and 2012 that arose directly from tax deductions related to equity compensation in excess of compensation recognized for financial reporting. Utilization of the

11. Income Taxes (Continued)
net operating loss carryforwards are subject to annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended and similar state provisions.
As of December 31, 2013, the Company's California research and development credit carryforwards for income tax purposes were approximately $3,171,000, of which $2,748,000 will be credited directly to additional paid-in capital upon utilization. These carryforwards can be carried over indefinitely. In addition, the Company's California Enterprise Zone credit carryforwards for income tax purposes were approximately $1,639,000, of which $1,228,000 will be credited directly to additional paid-in capital upon realization. These carryforwards will begin to expire in 2025.
As of December 31, 2013, it was considered more likely than not that the Company's deferred tax assets would be realized with the exception of certain United Kingdom net operating losses of approximately $921,000 with indefinite life. The valuation allowance of approximately $921,000 as of December 31, 2013 will result in an income tax benefit if and when the Company concludes it is more likely than not that the related deferred tax assets will be realized.
It is the practice and the intention of the Company to indefinitely reinvest the earnings of its foreign subsidiaries in those operations. As of December 31, 2013, the excess of the amount for financial reporting over the tax basis of investment in these foreign subsidiaries is insignificant and the determination of the unrecognized deferred tax liability is not currently practical and the amount is not expected to be material.
A reconciliation of the beginning and ending amounts of unrecognized income tax benefits during the twelve month periods ending December 31, 2013, 2012 and 2011 is as follows:

	2013	2012	2011
Balance of unrecognized tax benefits at January 1	$18,362,000	$17,648,000	$17,585,000
Additions for tax positions related to current year	1,403,000	913,000	548,000
Additions for tax positions related to prior year	103,000	80,000	—
Reductions for tax positions of prior years	(1,788,000)	(279,000)	(485,000)
Lapses of statute of limitations	(992,000)	—	—
Balance of unrecognized tax benefits at December 31	$17,088,000	$18,362,000	$17,648,000
In the event that certain unrecognized tax benefits are recognized, the effective tax rate will be affected. Approximately $16,213,000 and $18,362,000 of unrecognized tax benefit would impact the effective tax rate at December 31, 2013 and 2012, respectively, if recognized. The Company's policy is to classify interest accrued or penalties related to unrecognized tax benefits as a component of income tax expense. The Company accrued approximately $197,000 and reversed approximately $277,000 of interest and penalties during 2013 and in total as of December 31, 2013 and 2012, has recognized a liability for interest and penalties of approximately $696,000 and $777,000, respectively.
All tax years remain open to examination by major taxing jurisdictions to which the Company is subject. The Company files a federal and many state returns. The Company does not anticipate significant changes to its uncertain tax positions through the next fiscal year.

12. Employee Benefit Plan
In 1999, the Company adopted a defined contribution plan that is intended to qualify under section 401(k) of the Internal Revenue Code. The 401(k) plan provides retirement benefits for eligible employees. The 401(k) plan stipulates that eligible employees may elect to contribute to it upon date of hire. The Company began matching employee contributions under the terms of the 401(k) plan in 2007. Matching contributions totaled $333,000, $192,000 and $164,000 for the years ended December 31, 2013, 2012 and 2011, respectively.

13. Segment Information
The Company operates in one industry - online reservations and guest management solutions. The Company has two reportable segments: North America and International, as defined by Topic 280 - Segment Reporting. Reportable segments have been identified based on how management makes operating decisions, assesses performance and allocates resources. The chief executive officer acts as the chief operating decision maker on behalf of both segments. The Company does not allocate assets discretely by reportable segments, and reviews asset information on a global basis, not by segment.
Summarized financial information concerning the reportable segments is as follows:

	North America Segment(1)	International Segment	Total Consolidated
Year ended December 31, 2013
Revenues—reservations	$98,088,000	$16,995,000	$115,083,000
Revenues—subscription	54,377,000	7,468,000	61,845,000
Revenues—other	11,996,000	1,126,000	13,122,000
Total Revenues	164,461,000	25,589,000	190,050,000
Income (loss) from operations	54,260,000	(7,831,000)	46,429,000
Interest income	55,000	—	55,000
Interest expense	(103,000)	—	(103,000)
Depreciation and amortization expense	13,485,000	3,723,000	17,208,000
Purchases of property, equipment and software	19,024,000	1,729,000	20,753,000
Year ended December 31, 2012
Revenues—reservations	$78,929,000	$12,099,000	$91,028,000
Revenues—subscription	49,371,000	6,890,000	56,261,000
Revenues—other	11,038,000	3,305,000	14,343,000
Total Revenues	139,338,000	22,294,000	161,632,000
Income (loss) from operations	45,674,000	(9,125,000)	36,549,000
Interest income	71,000	—	71,000
Depreciation and amortization expense	7,532,000	5,216,000	12,748,000
Purchases of property, equipment and software	9,604,000	3,834,000	13,438,000
Year ended December 31, 2011
Revenues—reservations	$62,751,000	$11,464,000	$74,215,000
Revenues—subscription	44,784,000	5,983,000	50,767,000
Revenues—other	11,119,000	3,417,000	14,536,000
Total Revenues	118,654,000	20,864,000	139,518,000
Income (loss) from operations	44,007,000	(11,384,000)	32,623,000
Interest income	85,000	2,000	87,000
Depreciation and amortization expense	6,852,000	5,153,000	12,005,000
Purchases of property, equipment and software	6,960,000	2,624,000	9,584,000
_______________________________________________________________________________

(1)
A significant majority of the Company's "Technology" costs are incurred in the United States and as such are allocated to the North America segment. There are no internal revenue transactions between the Company's reporting segments.

13. Segment Information (Continued)
Geographical Information
The Company is domiciled in the United States and has international operations in Canada, Germany, Japan, Mexico and the United Kingdom. Information regarding the Company's operations by geographic area is presented below:

	Years Ended December 31,
	2013	2012	2011
Revenues:
United States	$154,677,000	$130,839,000	$111,463,000
United Kingdom	19,561,000	17,290,000	17,078,000
International—all others	15,812,000	13,503,000	10,977,000
Total revenues	$190,050,000	$161,632,000	$139,518,000
Long-lived assets(1):
United States	$26,891,000	$16,308,000	$12,536,000
United Kingdom	3,167,000	4,083,000	2,399,000
International—all others	1,371,000	1,454,000	2,670,000
Total long-lived assets	$31,429,000	$21,845,000	$17,605,000
_______________________________________________________________________________

(1)	Includes all non-current assets except deferred tax assets, goodwill and intangible assets.
The Company has no customers that individually, or in the aggregate, exceed 10% of revenues or accounts receivable as of and for any of the period presented above.

14. Selected Quarterly Data (Unaudited)

	For the Three Months Ended,
	Dec 31, 2013	Sep 30, 2013	Jun 30, 2013	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
	(In thousands, except per share amounts)
Revenues	$52,291	$46,693	$45,565	$45,501	$42,967	$39,738	$39,558	$39,369
Income from operations	13,227	10,215	13,070	9,917	11,117	9,165	8,877	7,391
Net income	10,314	7,614	8,316	7,141	7,463	5,948	5,745	4,816
Net income per share:
Basic	$0.44	$0.33	$0.36	$0.31	$0.33	$0.26	$0.25	$0.21
Diluted	$0.43	$0.32	$0.35	$0.30	$0.32	$0.26	$0.25	$0.21

15. Subsequent Events
In February 2014, the Company acquired Ness Computing, Inc., a provider of mobile personalized restaurant recommendations, for a purchase price of approximately $17.2 million in cash, or $11.3 million net of cash acquired. The effects of this acquisition are not expected to be material to the Company's financial statements.

The following pages provide the Consolidated Unaudited Balance Sheet as of June 30, 2014, the Condensed Consolidated Unaudited Income Statements, Statements of Comprehensive Income, and Statements of Cash Flows for the six months ended June 30, 2014 and 2013, and the related notes, as prepared by OpenTable, Inc.

OPENTABLE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$127,159	$100,283
Short-term investments	11,672	14,263
Accounts receivable, net of allowance for doubtful accounts of $1,889 and $1,532 at June 30, 2014 and December 31, 2013	25,024	25,359
Prepaid expenses and other current assets	3,905	4,659
Deferred tax asset	20,034	17,861
Total current assets	187,794	162,425
Property, equipment and software, net	34,134	30,972
Goodwill	81,837	79,271
Intangible assets	15,267	23,376
Deferred tax asset	17,255	14,092
Other assets	1,002	835
TOTAL ASSETS	$337,289	$310,971

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,574	$5,156
Accrued expenses	8,184	8,676
Accrued compensation	5,187	4,692
Deferred revenue	1,805	1,556
Dining rewards payable	43,359	37,509
Total current liabilities	63,109	57,589
Deferred revenue — non-current	1,579	1,894
Deferred tax liabilities	—	2,508
Income tax liabilities	15,445	15,597
Other long-term liabilities	2,941	3,121
Total liabilities	83,074	80,709

COMMITMENTS AND CONTINGENCIES (Note 5)	0	0

STOCKHOLDERS’ EQUITY:
Common stock, $0.0001 par value — 100,000,000 shares authorized; 25,608,890 and 25,300,522 shares issued, 23,684,415 and 23,376,047 shares outstanding at June 30, 2014 and December 31, 2013	3	3
Additional paid-in capital	285,278	263,697
Treasury stock, at cost (1,924,475 shares at June 30, 2014 and December 31, 2013)	(74,247)	(74,247)
Accumulated other comprehensive income	3,013	1,095
Retained earnings	40,168	39,714
Total stockholders’ equity	254,215	230,262
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$337,289	$310,971

See notes to condensed consolidated financial statements (unaudited).

OPENTABLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
REVENUES	$55,732	$45,565	$109,511	$91,066

COSTS AND EXPENSES:
Operations and support	15,386	11,458	29,721	22,821
Sales and marketing	13,444	8,955	27,301	19,457
Technology	6,776	4,611	13,019	9,111
General and administrative	13,520	7,471	22,827	16,690
Impairment of acquired intangibles	—	—	12,648	—

Total costs and expenses	49,126	32,495	105,516	68,079

Income from operations	6,606	13,070	3,995	22,987
Other income, net	(6)	(2)	(6)	11

Income before taxes	6,600	13,068	3,989	22,998
Income tax expense	2,503	4,752	3,535	7,541

NET INCOME	$4,097	$8,316	$454	$15,457

Net income per share (See Note 7):
Basic	$0.17	$0.36	$0.02	$0.68
Diluted	$0.17	$0.35	$0.02	$0.65

Weighted average shares outstanding:
Basic	23,560	22,826	23,502	22,882
Diluted	24,472	23,747	24,425	23,772

See notes to condensed consolidated financial statements (unaudited).

OPENTABLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$4,097	$8,316	$454	$15,457

Foreign currency translation gain (loss)	1,680	(230)	1,918	(3,765)
Unrealized loss on investments	—	(2)	—	(2)
Other comprehensive income (loss)	1,680	(232)	1,918	(3,767)

COMPREHENSIVE INCOME	$5,777	$8,084	$2,372	$11,690

See notes to condensed consolidated financial statements (unaudited).

OPENTABLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
OPERATING ACTIVITIES:
Net income	$454	$15,457
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,990	5,544
Amortization of intangibles	4,068	2,116
Impairment of acquired intangibles	12,648	—
Provision for doubtful accounts	1,546	1,532
Stock-based compensation	8,533	7,871
Write-off of property, equipment and software	140	371
Deferred taxes	(7,863)	(5,033)
Excess tax benefit related to stock-based compensation	(3,971)	(1,219)
Changes in operating assets and liabilities (net of effect of acquisitions):
Accounts receivable	(1,593)	(1,078)
Prepaid expenses and other current assets	2,315	(2,926)
Accounts payable and accrued expenses	4,086	(4,222)
Accrued compensation	457	416
Deferred revenue	(72)	702
Long-term liabilities	(112)	1,948
Dining rewards payable	5,812	5,180
Net cash provided by operating activities	34,438	26,659

INVESTING ACTIVITIES:
Purchases of property, equipment and software	(10,391)	(10,135)
Purchases of investments	(10,148)	(11,811)
Maturities of investments	12,661	1,392
Acquisition of businesses, net of cash acquired	(11,322)	(12,243)
Net cash used in investing activities	(19,200)	(32,797)

FINANCING ACTIVITIES:
Excess tax benefit related to stock-based compensation	3,971	1,219
Proceeds from issuance of common stock upon exercise of employee stock options	7,309	7,029
Repurchases of common stock	—	(23,562)
Net cash provided by (used in) financing activities	11,280	(15,314)

EFFECT OF EXCHANGE RATES ON CASH	358	(437)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	26,876	(21,889)

CASH AND CASH EQUIVALENTS — Beginning of period	100,283	102,772

CASH AND CASH EQUIVALENTS — End of period	$127,159	$80,883
	(Continued)

OPENTABLE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
(in thousands)
(Unaudited)

	Six Months Ended June 30,
	2014	2013
SUPPLEMENTAL DISCLOSURE OF OTHER CASH FLOW INFORMATION:
Cash paid for income taxes	$5,002	$19,401
Cash paid for interest expense	$38	$—

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
AND FINANCING ACTIVITIES:
Purchase of property, equipment and software recorded in accounts payable and accrued expenses	$698	$3,845
Issuance of common stock in connection with acquisition of business	$—	$8,224
Cancellation of common stock in connection with acquisition of business	$11	$—
See notes to condensed consolidated financial statements (unaudited).	(Concluded)

OPENTABLE, INC.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)

1. Organization and Description of Business

OpenTable, Inc. (together with its subsidiaries, “OpenTable” or the “Company”), was incorporated on October 13, 1998, and is a Delaware corporation. The Company provides solutions that form an online network connecting reservation-taking restaurants and people who dine at those restaurants. For restaurant customers, the Company provides a proprietary Electronic Reservation Book (“ERB”) and Connect. The ERB combines proprietary software and computer hardware to deliver a solution that computerizes restaurant host-stand operations and replaces traditional pen-and-paper reservation books. The ERB streamlines and enhances a number of business-critical functions and processes for restaurants, including reservation management, table management, guest recognition and email marketing. For restaurants that do not require the operational benefits of the ERB, OpenTable offers Connect, a web-based solution that enables participating restaurants to receive reservations from OpenTable’s websites and mobile applications (“apps”) as well as the websites and mobile apps of OpenTable’s partners and restaurant customers. For diners, the Company operates popular restaurant reservation websites and mobile apps. OpenTable’s websites and mobile apps enable diners to find, choose and book tables at restaurants on the OpenTable network, overcoming the inefficiencies associated with the traditional process of reserving by phone.

Certain Significant Risks and Uncertainties

The Company operates in a dynamic industry, and accordingly, can be affected by a variety of factors. For example, management of the Company believes that changes in any of the following areas could have a significant negative effect on the Company’s future financial position, results of operations or cash flows: the ability to maintain an adequate rate of growth; the impact of the economic conditions on its business; the ability to attract new restaurant customers; the ability to increase the number of visitors to its websites and mobile apps and convert those visitors into diners; and the ability to retain existing restaurant customers and diners or encourage repeat reservations.

Merger

On June 12, 2014, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with The Priceline Group Inc. (NASDAQ: PCLN) ("Priceline") and Rhombus, Inc. ("Rhombus"), a wholly owned subsidiary of Priceline. In accordance with the terms of the Merger Agreement, on July 24, 2014, Rhombus merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Priceline. At the effective time of the merger, each issued and outstanding share of OpenTable common stock, other than shares owned by stockholders that perfected and did not withdraw a demand for appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware, were converted into a right to receive an amount of cash equal to $103.00 per share, except for shares then owned by Priceline or its wholly owned subsidiary effecting the transaction and shares held in treasury of OpenTable or by any of its wholly owned subsidiaries, which shares were canceled and retired and ceased to exist, for a total value of approximately $2.5 billion. In addition, OpenTable incurred approximately $4.5 million in deal costs during the quarter ended June 30, 2014.

2. Summary of Significant Accounting Policies

Principles of Consolidation

These condensed consolidated financial statements include the accounts of OpenTable, Inc. and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation

The accompanying condensed consolidated financial statements are unaudited. These unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable rules and regulations of the Securities and Exchange Commission (“SEC”) regarding interim financial reporting. Certain information and note disclosures normally included in the consolidated financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations.

Accordingly, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed on February 21, 2014 with the SEC. The condensed consolidated balance sheet as of December 31, 2013, included herein was derived from the audited consolidated financial statements as of that date but does not include all disclosures required by GAAP, including notes to the consolidated financial statements.

2. Summary of Significant Accounting Policies (Continued)

The unaudited interim condensed consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of the Company’s statement of financial position at June 30, 2014 and December 31, 2013, and its results of operations for the three and six months ended June 30, 2014 and 2013, and its cash flows for the six months ended June 30, 2014 and 2013. The results for the three and six months ended June 30, 2014 are not necessarily indicative of the results to be expected for any future period. All references to June 30, 2014 or to the three or six months ended June 30, 2014 and 2013 in the notes to the condensed consolidated financial statements are unaudited.

Acquisition of Ness
In February 2014, the Company acquired Ness Computing, Inc., a provider of mobile personalized restaurant recommendations, for a purchase price of approximately $17.2 million in cash, or $11.3 million net of cash acquired. The Company recorded $1.2 million of goodwill and $8.5 million of developed technology which is being amortized over three years. The Company has included the effects of the transaction within the results of operations prospectively from February 4, 2014, the date of acquisition. Pro forma financial information for this business combination has not been presented, as the effects were not material to the Company’s historical consolidated financial statements.
Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. These estimates are based on information available as of the date of the financial statements; therefore, actual results could differ from those estimates.

Recently Issued Accounting Standards

In May 2014 the Financial Accounting Standards Board (FASB) issued the Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606), that will supersede nearly all existing revenue recognition guidance under US GAAP. The core principle of the guidance is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The standard will be effective for public entities for annual and interim periods beginning after December 15, 2016.
Entities can choose to apply the standard using either the full retrospective approach or a modified retrospective approach. Entities electing the full retrospective adoption will apply the standard to each period presented in the financial statements. This means that entities will have to apply the new guidance as if it had been in effect since the inception of all its contracts with customers presented in the financial statements. Entities that elect the modified retrospective approach will apply the guidance retrospectively only to the most current period presented in the financial statements. This means that entities will have to recognize the cumulative effect of initially applying the new standard as an adjustment to the opening balance of retained earnings at the date of initial application. The new revenue standard will be applied to contracts that are in progress at the date of initial application.
The Company plans to adopt the new standard from January 1, 2017. The Company has not yet evaluated which adoption method it plans to use or the potential effect the new standard will have on its consolidated financial statements.

3. Short-Term Investments and Fair Value Measurements

Short-term investments are summarized as follows (in thousands):

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Market Value
At June 30, 2014:
U.S. government and agency securities	$8,006	$—	$—	$8,006
Certificates of deposit	3,666	—	—	3,666
Total	$11,672	$—	$—	$11,672

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Market Value
At December 31, 2013:
U.S. government and agency securities	$11,145	$—	$—	$11,145
Certificates of deposit	3,118	—	—	3,118
Total	$14,263	$—	$—	$14,263

As of June 30, 2014 and December 31, 2013, there were no investments that had maturity dates of greater than one year.

The Company classifies all investments as Level 2 assets.

The Company chose not to elect the fair value option as prescribed by ASC Topic 825—Financial Instruments for its financial assets and liabilities that had not been previously carried at fair value. Therefore, financial assets and liabilities not carried at fair value, such as accounts payable, are still reported at their carrying values.

4. Goodwill and Intangible Assets

The following table summarizes the changes in the Company’s goodwill by geographical reporting unit (in thousands):

	North America	International	Consolidated

Balance at December 31, 2013	$38,991	$40,280	$79,271
Goodwill related to acquisitions	1,205	—	1,205
Foreign exchange rate adjustment	—	1,361	1,361
Balance at June 30, 2014	$40,196	$41,641	$81,837

A summary of intangible assets as of June 30, 2014 and December 31, 2013 is as follows (in thousands):

	June 30,				December 31,
	2014				2013
	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment Loss	Total	Gross Carrying Value	Accumulated Amortization	Total
Trademarks	$12,788	$(126)	$(12,648)	$14	$12,672	$(106)	$12,566
Customer relationships	12,337	(9,847)	—	2,490	12,076	(9,140)	2,936
Developed technology	21,231	(8,468)	—	12,763	12,690	(4,816)	7,874
Total intangible assets	$46,356	$(18,441)	$(12,648)	$15,267	$37,438	$(14,062)	$23,376

4. Goodwill and Intangible Assets (Continued)

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives which range from one to four years. Amortization of intangible assets was $2.3 million and $1.2 million for the three months ended June 30, 2014 and 2013, respectively, and $4.1 million and $2.1 million for the six months ended June 30, 2014 and 2013, respectively. Estimated future annual amortization expense is as follows: 2014 (remainder): $4.4 million; 2015: $6.0 million; 2016: $3.4 million; 2017: $1.1 million and 2018: $0.4 million. Intangible assets with indefinite lives are not amortized. Instead, they are reviewed for impairment annually, or whenever events or changes in circumstances indicate the carrying amount exceeds its fair value. The Company has defined its annual intangible impairment evaluation date as August 31. The Company performed its annual intangible impairment evaluation as of August 31, 2013 and determined that the carrying amount of the indefinite life intangible assets did not exceed the fair value. There was no impairment of indefinite life intangible assets as of December 31, 2013. In the first quarter of 2014, the Company made a decision to discontinue the use of the toptable brand name in the U.K. marketplace and transition to a single OpenTable brand internationally, beginning in April 2014. Accordingly, the Company determined that the indefinite-lived toptable trademark was impaired as of March 31, 2014, resulting in an impairment loss of $12.6 million.

Goodwill is evaluated at the reporting unit level for impairment annually, or more frequently if events and conditions indicate goodwill may be impaired. The evaluation for impairment is performed by comparing the reporting unit’s carrying amount of goodwill to the fair value of the reporting unit. If the carrying amount exceeds the reporting unit fair value, then the second step of the impairment test is performed to determine the amount of the impairment loss. The Company has defined its annual goodwill impairment evaluation date as August 31. The Company performed its annual goodwill impairment evaluation as of August 31, 2013 and determined that the carrying amount of goodwill did not exceed the fair value of either reporting units. Additionally, there was no impairment of goodwill as of June 30, 2014 or December 31, 2013.

5. Commitments and Contingencies

Contractual Obligations

The Company leases its facilities under operating leases. These leases expire at various dates through 2020. The terms of the lease agreements provide for rental payments on a graduated basis. The Company recognizes rent expense on a straight-line basis over the lease period.

Litigation

The Company is subject to various legal proceedings and claims arising in the ordinary course of business. Although occasional adverse decisions or settlements may occur, management believes that the final disposition of such matters will not have a material adverse effect on the Company’s business, financial position, results of operations or cash flows.

6. Stockholders’ Equity

Treasury Stock

In August 2012, the Company announced that the Board of Directors authorized the Company to purchase up to $50.0 million of its outstanding common stock. During the six months ended June 30, 2013, the Company purchased 402,955 shares of stock for $23.4 million (including commissions) under this share repurchase program. No amounts were purchased during the six months ended June 30, 2014.

Stock-Based Compensation

The Company applies the provisions of ASC Topic 718—Stock Compensation (Topic 718), which requires compensation costs related to share-based transactions, including employee stock options, to be recognized in the financial statements based on fair value.

6. Stockholders' Equity (Continued)

Stock Options

Under Topic 718, the fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model.

The following table summarizes the assumptions relating to the Company’s stock options for the three and six months ended June 30, 2014 and 2013, respectively:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Dividend yield	0%	0%	0%	0%
Volatility	43%	47.0%	41.9% - 45.0%	47.0% - 53.9%
Risk-free interest rate	1.83%	1.15% - 1.34%	1.51% - 2.10%	1.02% - 1.34%
Expected term, in years	5.50	5.50 - 6.08	5.00 - 6.08	5.50 - 6.08

The Company granted 64,800 and 100,453 stock options during the three months ended June 30, 2014 and 2013, respectively, and 134,286 and 131,971 stock options during the six months ended June 30, 2014 and 2013, respectively. The Company recorded stock-based compensation expense related to stock options of $2.2 million and $2.3 million for three months ended June 30, 2014 and 2013, respectively, and $5.0 million and $6.6 million for the six months ended June 30, 2014 and 2013, respectively.

Restricted Stock Units

The cost of RSUs is determined using the fair value of the Company’s common stock on the date of grant. RSUs typically vest and become exercisable annually, based on a one- to four-year total vesting term. Stock-based compensation expense is amortized using a graded vesting attribution method over the requisite service period.

The Company granted 28,688 and 81,412 RSUs during the three months ended June 30, 2014 and 2013, respectively, and 235,796 and 178,666 RSUs during the six months ended June 30, 2014 and 2013, respectively. The Company recorded stock-based compensation expense related to RSUs of $2.0 million and $1.0 million, respectively, for the three months ended June 30, 2014 and 2013, respectively, and $3.5 million and $1.3 million for the six months ended June 30, 2014 and 2013, respectively.

Excess Tax Benefits

ASC Topic 718 requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow. For the three months ended June 30, 2014 and 2013, the Company recorded $2.6 million and $0.5 million, respectively, of excess tax benefits from stock-based compensation and $4.0 million and $1.2 million of excess tax benefits from stock-based compensation, for the six months ended June 30, 2014 and 2013, respectively.

7. Net Income Per Share

The Company calculates net income per share in accordance with ASC Topic 260—Earnings per Share.

Non-vested performance-based awards are included in the diluted shares outstanding each period if established performance criteria have been met at the end of the respective periods. In June 2013, all remaining non-vested performance-based awards were cancelled. As such, no such shares were included in the dilutive shares outstanding for the three or six months ended June 30, 2014 or 2013.

7. Net Income Per Share (Continued)

Anti-dilutive shares in the amounts of 133,000 and 218,000 were excluded from the dilutive shares outstanding for the three months ended June 30, 2014 and 2013, respectively. Anti-dilutive shares in the amounts of 116,000 and 238,000 were excluded from the dilutive shares outstanding for the six months ended June 30, 2014 and 2013, respectively.

The following table sets forth the computation of basic and diluted net income per share for the periods indicated (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Basic net income per common share calculation:
Net income	$4,097	$8,316	$454	$15,457
Basic weighted average common shares outstanding	23,560	22,826	23,502	22,882
Basic net income per share	$0.17	$0.36	$0.02	$0.68

Diluted net income per common share calculation:
Net income	$4,097	$8,316	$454	$15,457
Weighted average shares used to compute basic net income per share	23,560	22,826	23,502	22,882
Effect of potentially dilutive securities:
Employee stock options	718	795	736	768
Employee stock awards	194	126	187	122
Weighted average shares used to compute diluted net income per share	24,472	23,747	24,425	23,772
Diluted net income per share	$0.17	$0.35	$0.02	$0.65

8. Income Taxes

During the three and six months ended June 30, 2014, the Company recorded income tax expense of $2.5 million and $3.5 million which resulted in an effective tax rate of 37.9% for the three months ended June 30, 2014 and 88.6% for the six months ended June 30, 2014. During the three and six months ended June 30, 2013, the Company recorded income tax expense of $4.8 million and $7.5 million, respectively, which resulted in an effective tax rate of 36.4% and 32.8% for each respective period. For the six months ended June 30, 2014, the Company's effective tax rate differed from the federal statutory rate primarily due to the $2.5 million of tax effects arising from the impairment loss of the toptable trademark as disclosed in Note 4. Excluding the tax effects of the impairment loss, the expected tax provision (derived from applying the federal statutory rate to the Company’s income before income tax provision for the three and six months ended June 30, 2014) did not significantly differ from the Company’s recorded income tax provision.

As disclosed in Note 1, the Company was acquired by Priceline on July 24, 2014. The Company incurred various transaction costs and has recorded income tax effects according to ASC 805-740.

ASC Topic 740—Income Taxes prescribes that a tax position is required to meet a minimum recognition threshold before being recognized in the financial statements. The Company’s gross unrecognized tax benefits were $17.1 million as of June 30, 2014 and December 31, 2013. As of June 30, 2014 and December 31, 2013, the Company recorded $0.9 million and $0.7 million, respectively, of accrued interest. No significant penalties have been recorded to date.

9. Comprehensive Income (Loss)

In accordance with Topic 220—Comprehensive Income, the Company reports by major components and, as a single total, the change in its net assets during the period from non-owner sources. Comprehensive income (loss) consists of net income and accumulated other comprehensive income (loss), which includes certain changes in equity that are excluded from net income. Specifically, it includes cumulative foreign currency translation and unrealized gains (losses) from investments.

Accumulated other comprehensive income of $3.0 million and $1.1 million as of June 30, 2014 and December 31, 2013, respectively, was comprised entirely of foreign currency translation gains.

10. Segment Information

The Company operates in one industry—online restaurant reservations and guest management solutions. The Company has two reportable segments: North America and International, as defined by Topic 280 — Segment Reporting. Reportable segments have been identified based on how management makes operating decisions, assesses performance and allocates resources. The chief executive officer acts as the chief operating decision maker on behalf of both segments. The Company does not allocate assets discretely by reportable segments, and reviews asset information on a global basis, not by segment.

10. Segment Information (Continued)

Summarized financial information concerning the reportable segments is as follows (in thousands):

	North America Segment(1)	International Segment	Total Consolidated
Three Months Ended June 30, 2014
Revenues—reservations	$30,060	$5,488	$35,548
Revenues—subscription	14,819	2,227	17,046
Revenues—other	2,882	256	3,138
Income (loss) from operations	8,544	(1,938)	6,606
Interest income	14	—	14
Interest expense	(31)	—	(31)
Depreciation and amortization expense	5,851	689	6,540
Purchases of property, equipment and software	4,897	368	5,265
Three Months Ended June 30, 2013
Revenues—reservations	$23,752	$3,933	$27,685
Revenues—subscription	13,298	1,755	15,053
Revenues—other	2,676	151	2,827
Income (loss) from operations	14,835	(1,765)	13,070
Interest income	12	—	12
Depreciation and amortization expense	3,136	982	4,118
Purchases of property, equipment and software	4,977	497	5,474
Six Months Ended June 30, 2014
Revenues—reservations	58,783	11,030	69,813
Revenues—subscription	29,303	4,323	33,626
Revenues—other	5,646	426	6,072
Income (loss) from operations	20,328	(16,333)	3,995
Interest income	33	—	33
Interest expense	(57)	—	(57)
Depreciation and amortization expense	10,612	1,446	12,058
Impairment of acquired intangibles	—	12,648	12,648
Purchases of property, equipment and software	9,657	734	10,391
Six Months Ended June 30, 2013
Revenues—reservations	47,244	7,498	54,742
Revenues—subscription	26,188	3,547	29,735
Revenues—other	5,739	850	6,589
Income (loss) from operations	27,811	(4,824)	22,987
Interest income	31	—	31
Depreciation and amortization expense	5,685	1,975	7,660
Purchases of property, equipment and software	9,276	859	10,135

(1)                                 There are no internal revenue transactions between the Company’s reporting segments.

10. Segment Information (Continued)

Geographical Information

The Company is domiciled in the United States and has international operations in Canada, Germany, India, Japan, Mexico and the United Kingdom. Information regarding the Company’s operations by geographic area is presented below (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
United States	$45,120	$37,313	$88,477	$74,357
United Kingdom	6,230	4,410	12,334	9,065
International—all others	4,382	3,842	8,700	7,644
	$55,732	$45,565	$109,511	$91,066

	As of June 30, 2014	As of December 31, 2013
Long-lived assets(1):
United States	$30,677	$26,891
United Kingdom	2,546	3,167
International—all others	1,570	1,371
Total long-lived assets	$34,793	$31,429

(1)                                 Includes all non-current assets except deferred tax assets, goodwill and intangible assets.

The Company had no customers that individually, or in the aggregate, exceeded 10% of revenues or accounts receivable as of and for any of the periods presented above.

11. Subsequent Events

On July 21, 2014, the Company acquired Copilot Labs, Inc., a provider of restaurant analytics and insights, for a purchase price of approximately $10.8 million in cash. The effects of this acquisition are not expected to be material to the Company's financial statements.